UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 19, 2006
Stonepath Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16105 (Commission File Number)	65-0867684 (IRS Employer Identification No.)

2200 Alaskan Way, Suite 200 Seattle, Washington (Address of Principal Executive Offices)	98121 (Zip Code)
Registrant’s telephone number, including area code: (206) 336-5400
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective June 19, 2006, a subsidiary of the Company, Stonepath Holdings (Hong Kong) Limited (“Asia Holdings”) entered into a Term Credit Agreement, which was amended and restated on June 22, 2006 (the “Term Credit Agreement”), with SBI Brightline (the “Lender”). The following is a brief summary of certain of the provisions of the credit facility provided by the Term Credit Agreement, is not complete, and is qualified in its entirety by reference to the Term Credit Agreement and the Amended and Restated Security Deed, by and between the parties, dated June 22, 2006 (the “Security Deed”) which are filed as exhibits to this Current Report on Form 8-K and which are incorporated by reference herein.
     The Term Credit Agreement provides Asia Holdings with a U.S. $4.0 million loan, $2.0 million of which is to be used to repay certain other of Asia Holdings’ lenders, Hong Kong League Central Credit Union (“HKLCCU”) and Curried Clover, LLC, each of whom is affiliated with SBI Brightline. The obligations of Asia Holdings under the Term Credit Agreement are secured by floating charges on the assets of, as well as fixed charges on the stock of, the Company’s foreign subsidiaries Stonepath Freight Express (Hong Kong) Limited, Stonepath Logistics (Hong Kong) Limited, G-Link Express Logistics (Singapore) Pte. Ltd., G-Link Express Logistics (Cambodia) Pte. Ltd., G-Link Express Logistics (Penang) Sdn. Bhd., G-Link Express Logistics (KL) Sdn. Bhd., G-Link Express Logistics (JB) Sdn. Bhd., Planet Logistics Express (Singapore) Pte. Ltd., Group Logistics Pte. Ltd., Shaanxi Sunshine Cargo Services Int’l Co., Ltd., Shaanxi Sunshine Cargo Service (Hong Kong) Co., Ltd., Stonepath Logistics (China) Limited, Glink Express Freight (Asia Pacific) Pte. Ltd., and Stonepath Logistics (Asia Pacific) Pte. Ltd., as described in the Security Deed. The annual interest rate under the Term Credit Agreement is 10%, and the Lender must be repaid on or before June 19, 2008. The obligation to repay the borrowings under the Term Credit Agreement may be accelerated by the Lender upon the occurrence of events of default customary for loan transactions. In addition, under the Term Credit Agreement, Asia Holdings has agreed that upon any default by it or any of its domestic subsidiaries under its credit facility with Laurus Master Fund, Ltd., or the payment of any dividends in additional Preferred Shares rather than cash, Asia Holdings will permit HKLCCU to convert 30,000 Preferred Shares of Asia Holdings owned by HKLCCU into their par value of U.S. $100 per share.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Asia Holdings, a subsidiary of the Company, has incurred the indebtedness described in Item 1.01 of this Current Report on Form 8-K upon the terms and conditions referred to therein.
Item 4.01 Changes in Registrant’s Certifying Accountant.
     On June 19, 2006, Peterson Sullivan PLLC (“Peterson”) was appointed as the independent registered public accountant for the Stonepath Group, Inc. 401(k) Plan (the “Plan”) for the year ended December 31, 2005, replacing Mayer Hoffman McCann P.C. (“Mayer”). This action dismisses Mayer as the Plan’s independent registered public accountant for the year ended December 31, 2005.
     On June 19, 2006, the advisory committee to the Plan approved the engagement of Peterson as the independent registered public accountant for the Plan commencing with the audit for the year ended December 31, 2005.
     The audit reports of Mayer on the financial statements of the Plan for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principals.
     During the two most recent fiscal years and through June 19, 2006, there were no disagreements between the Plan and Mayer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mayer, would have caused Mayer to make reference to the subject matter of the disagreement in connection with its report on the Plan’s financial statements.
     During the two most recent fiscal years and through June 19, 2006, there were no “reportable events” with respect to the Plan as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).
     During the two most recent fiscal years and through June 19, 2006, Stonepath Group, Inc. (“Stonepath”) did not consult with Peterson with respect to the Plan regarding any of the matter or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:

10.36	Amended and Restated Term Credit Agreement, dated June 22, 2006, by and between Stonepath Holdings (Hong Kong) Limited and SBI Brightline.

10.37	Amended and Restated Security Deed, dated June 22, 2006, by and between Stonepath Holdings (Hong Kong) Limited and SBI Brightline.

16.1	Letter of Mayer Hoffman McCann P.C., dated June 22, 2006, regarding change in certifying accountant of the Stonepath Group, Inc. 401(k) Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.
Date: June 22, 2006	By:	/s/ Robert Arovas
		Name:	Robert Arovas
		Title:	President and Chief Financial Officer

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